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                                                                    Exhibit 2.1





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                           PURCHASE AND SALE AGREEMENT

                                 by and between

                         SERVICEWARE TECHNOLOGIES, INC.

                                       and

                                RIGHTANSWERS LLC

                                  JULY 20, 2001

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                           PURCHASE AND SALE AGREEMENT


         THIS AGREEMENT is made and entered into as of July 20, 2001, by and between RIGHTANSWERS LLC, a Delaware limited liability company (the "Buyer"), and SERVICEWARE TECHNOLOGIES, INC., a Delaware corporation (the "Seller").

                             SUMMARY OF TRANSACTION

         The Seller wishes to sell and the Buyer wishes to purchase the Purchased Assets used and held by the Seller in connection with the operation of the Seller's RightAnswers business (collectively, the "Business") of the Seller, and the Seller desires to assign to the Buyer and the Buyer desires to assume from the Seller certain of the liabilities related to the Business, all upon the terms and conditions hereinafter set forth.

         To effect such transaction and in consideration of the premises and the mutual agreements, covenants, representations and warranties contained herein, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.1 DEFINED TERMS

         "AFFILIATE": with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         "AGREEMENT": this Purchase and Sale Agreement and the schedules and exhibits hereto, as they may be amended, supplemented or modified from time to time.

         "CLOSING": the closing of the transactions contemplated hereby.

         "CLOSING DATE": the date on which the Closing shall occur, determined pursuant to Section 3.1.

         "GOVERNMENTAL AUTHORITY": any foreign, federal, state, local or other governmental entity or regulatory body.

         "PERSON": any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, or Governmental Authority.

         "PROPRIETARY INFORMATION": all databases, software, trade secrets, know-how and proprietary knowledge belonging to the Seller as of the Closing Date and necessary for the operation of the Business as presently conducted, including without limitation the


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RightAnswers.com problem solution pairs and the technology content developed by the Seller in-house for use with the Business, but excluding any of the foregoing used in the Software Business (as hereinafter defined) and the software licensed to the Buyer pursuant to that certain License Agreement between the Seller and the Buyer of even date herewith.

         "RECORDS": correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language.

         "TAX": any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax or any amount of Tax to be collected on behalf of a Governmental Authority.

         SECTION 1.2 OTHER DEFINITIONAL PROVISIONS.Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings provided herein when used in any certificate or other document made or delivered pursuant hereto.

                                   ARTICLE II

                PURCHASE AND SALE OF ASSETS AND TERMS OF PAYMENT

         SECTION 2.1 PURCHASE AND SALE. Upon the terms and subject to the conditions set forth herein, at the Closing the Seller shall sell, convey, transfer, assign and deliver to the Buyer and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller's right, title and interest in and to the following assets (the "Purchased Assets"):

         (a) FURNITURE, MACHINERY AND EQUIPMENT. All the furniture, machinery and equipment of the Seller set forth in Schedule 2.1(a);

         (b) LEASED EQUIPMENT. The Seller's interest as of the Closing, as lessee, of the equipment set forth in Schedule 2.1(b) (the "Leases"), and all payments, prepayments and deposits thereunder;

         (c) ACCOUNTS RECEIVABLE. The accounts receivable of the Seller with respect to the Business appearing on the balance sheet of the Business as of May 31, 2001 and which have arisen subsequent to that date and prior to the Closing as set forth on Schedule 2.1(c) (the "Assigned Receivables");


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         (d) CONTRACTS AND COMMITMENTS. The contracts, agreements, orders and commitments set forth in Schedule 2.1(d) (collectively, the "Contracts");

         (e) TRADEMARKS, TRADE NAMES AND PROPRIETARY INFORMATION. All of the Seller's Business Intellectual Property Rights and Proprietary Information necessary for the operation of the Business as presently conducted, including, without limitation, all of the Seller's right, title and interest in and to the name "RightAnswers" and all derivations thereof;

         (f) WEBSITE. The URL "rightanswers.com", the web site located at www.rightanswers.com (the "Web Site"), the contents (including all text, pictures, sound graphics and video elements thereof) of the Web Site, including all logos, banners, navigation bars, page layout, object placement and user interface, and the software code with respect to all of the foregoing;

         (g) CASH. Cash in the amount of $80,700 representing collection of accounts receivable outstanding as of June 7, 2001 which have been collected by the Seller prior to the Closing.

         (h) RECORDS. All Records of the Seller necessary for the operation of the Business as presently conducted;

         (i) CUSTOMER AND VENDOR LISTS. All customer and vendor lists relating to the Business in any material respect, and all files and documents (including credit information) to the extent relating to the Business in any material respect;

         (j) GOVERNMENTAL LICENSES, PERMITS AND AUTHORIZATIONS. All legally assignable governmental licenses, permits and authorizations necessary for the operation of the Business as presently conducted;

         (k) INTANGIBLE ASSETS. The Business as a going concern and the goodwill thereof; and

         (l) DEPOSITS, CREDITS AND PRE-PAID EXPENSES. All of the Business' deposits, credits and prepaid expenses, to the extent that the benefits thereof are transferable to the Buyer.

         SECTION 2.2 EXCLUDED ASSETS. Notwithstanding any provision of this Agreement to the contrary, the Purchased Assets shall not include the following assets of the Seller (the "Excluded Assets"):

         (a) CASH. All cash and cash equivalent items pertaining to, used at or in connection with the Business, wherever located, including, without limitation, in accounts, lock boxes and other accounts (whether maintained at a bank, savings and loan or other financial institution) other than deposits, pre-paids and credits.


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         (b) INTELLECTUAL PROPERTY. All of the Seller's Intellectual Property
Rights and all databases, software, trade secrets, know-how and proprietary knowledge used in any other aspect of its business, including, without limitation, developing, selling or licensing software tools to enable third parties to develop or support content software (the "Software Business") whether or not such Intellectual Property Rights and all databases, software, trade secrets, know-how and proprietary knowledge are also used in the Business and including, but not limited to, the Seller's right, title and interest to the trade names (and all derivations thereof), trademarks, servicemarks, and logos used in connection with the Software Business.

         (c) OTHER ASSETS. All assets of the Seller not specifically set forth in Section 2.1 including, without limitation, all assets related to the Seller's Software Business.

         SECTION 2.3 REIMBURSEMENT OF EXPENSES. At the Closing, the Buyer shall pay to the Seller an amount equal to the Seller's out-of-pocket expenditures actually incurred by the Seller during the period from June 8, 2001 through the Closing Date for sales and marketing activities, provided, however, that such expenses shall be limited to expenses directly incurred in conducting new marketing activities during this specified period (i.e., travel, food and lodging expenses incurred in new sales and marketing activities) shall not include Seller's routine operating and overhead expenses (i.e., salaries, benefits, rent, equipment costs, leasing costs, etc.).

         SECTION 2.4 ASSUMPTION OF CERTAIN OBLIGATIONS OF THE SELLER. Upon the terms and subject to the conditions set forth herein, at the Closing the Buyer shall assume and shall thereafter timely perform and discharge the liabilities of the Business which are set forth on Schedule 2.4 (A), and all indebtedness, accounts payable, accrued expenses and other liabilities of the Business incurred, relating to, or arising as a result of operations conducted, actions taken or events occurring subsequent to the Closing Date (the "Assumed Liabilities"), including, without limitation, liabilities and obligations of the Business arising from operations conducted, actions taken or events occurring subsequent to the Closing Date under all Contracts and Leases assigned to the Buyer as Purchased Assets. For the Contracts listed on Schedule 2.4(B), Buyer shall fulfill any and all obligations under such Contracts which arise or are to be performed after the Closing to the extent that such obligations relate to the Business, and Seller shall be relieved of all such obligations, which shall be deemed to be Assumed Liabilities.

         SECTION 2.5 RETAINED LIABILITIES. Notwithstanding anything to the contrary contained in this Agreement, the Seller shall retain and be responsible for the following (the "Retained Liabilities"):

         (a) ACCOUNTS PAYABLE. All of the Seller's accounts payable incurred prior to or on the Closing Date; and

         (b) LIABILITIES NOT SPECIFICALLY ASSUMED BY THE BUYER. All other liabilities of the Business not specifically assumed by the Buyer under Section
2.4 hereof, whether arising prior to, on, or after the Closing Date, including specifically (but without limitation) all litigations,


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arbitrations and other claims and proceedings, all product liability claims and liabilities, all employee benefit liabilities and obligations, all Tax liabilities, and all unknown, contingent and other liabilities and obligations.

         SECTION 2.6 CERTAIN CONSENTS. This Agreement shall not constitute an agreement to assign or sublicense, as the case may be, any Contracts or Leases if such attempted assignment or sublicense, without the consent of another party thereto, is not permitted as a matter of law or in accordance with the terms of the Contracts or Leases or would constitute a breach of the Contracts or Leases or would in any way impair the rights of the Seller or the Buyer thereunder. The Seller will use its commercially reasonable efforts to obtain, or to assist the Buyer in obtaining, such consents as may be necessary or appropriate to vest in the Buyer all of the Seller's right, title and interest in all such Contracts and Leases. If such consent is not obtained or if an assignment, attempted assignment or sublicense is not so permitted or would be ineffective or would impair the Buyer's rights thereunder, the Buyer and the Seller will agree upon a reasonable arrangement designed to provide for the Buyer the benefits under any such Contracts or Leases. Notwithstanding the foregoing, the Buyer shall have no obligation to assume any liability, and shall not be entitled to any benefit, under any Contracts or Leases for which a reasonable arrangement designed to provide the Buyer the benefits under any such Contracts or Leases cannot be established.

         SECTION 2.7 ABSOLUTE SALE. The Seller agrees that the sale, conveyance, transfer and delivery of the Purchased Assets to the Buyer shall be free and clear of all title defects, liabilities, obligations, liens, encumbrances, charges and claims of any kind, except any liabilities and obligations expressly assumed by the Buyer pursuant to Section 2.4 hereof, and subject to the terms of any license granted to or by the Seller as set forth in Schedule 4.8.

                                  ARTICLE III

                                    CLOSING

         SECTION 3.1 TIME AND PLACE OF CLOSING. The Closing shall occur at the offices of Morgan, Lewis & Bockius LLP, One Oxford Centre, 32nd Floor, Pittsburgh, Pennsylvania, at 10:00 a.m., Pittsburgh time, simultaneously with the execution of this Agreement. The effective time of the Closing is herein referred to as the "Closing Date."

         SECTION 3.2 DELIVERIES BY THE BUYER AND THE SELLER. At the Closing, the Buyer and the Seller shall execute the following agreements together:

         (a) LICENSE AGREEMENT. The License Agreement between the Buyer and the Seller annexed hereto as Exhibit A;

         (b) ASSIGNMENT AND ASSUMPTION AGREEMENT. An agreement between the Buyer and the Seller, in the form of Exhibit B hereto, assigning the Purchased Assets to be transferred


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hereunder to the Buyer and pursuant to which the Buyer will agree to assume the
Assumed Liabilities; and

         (c) SUBLEASE. The Sublease Agreement attached hereto as Exhibit C.


         SECTION 3.3 DELIVERIES BY THE SELLER AT CLOSING. In addition to the documents referred to in Section 3.2 hereof, at the Closing, the Seller shall deliver to the Buyer:

         (a) BILL OF SALE. A bill of sale in the form of Exhibit D hereto transferring title to the Purchased Assets to the Buyer, duly executed by the Seller;

         (b) PNC BANK RELEASE. A letter from PNC Bank releasing the security interest held in the Purchased Assets; and

         (c) OTHER INSTRUMENTS. Such other instruments of transfer or assignment in form and substance reasonably satisfactory to the Buyer, as the Buyer may reasonably require to assign, transfer and convey to the Buyer all right, title and interest of the Seller in and to the Purchased Assets.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Buyer that as of the Closing
Date:

         SECTION 4.1 ORGANIZATION; STANDING. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own and operate its properties and assets (including the Purchased Assets) and to conduct its business (including the Business) as presently conducted.

         SECTION 4.2 CORPORATE POWER; AUTHORIZATION. The Seller has full corporate power and authority to execute, deliver and perform this Agreement and the agreements and instruments to be executed and delivered by it hereunder, and has taken all corporate action necessary to authorize the execution, delivery and performance by the Seller of this Agreement and the agreements and instruments to be executed and delivered by it hereunder.

         SECTION 4.3 ENFORCEABLE OBLIGATIONS. This Agreement has been, and the agreements and instruments to be executed and delivered by the Seller hereunder when delivered will be, duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery of this Agreement and the agreements and instruments to be delivered hereunder by the Buyer, this Agreement constitutes, and upon execution and delivery by the Seller such other agreements and instruments shall constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with their respective terms, except as enforcement


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may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

         SECTION 4.4 NO LEGAL BAR. The execution, delivery and performance by the Seller of this Agreement do not, and the execution, delivery and performance by the Seller of the agreements and instruments to be executed and delivered by it hereunder will not, violate, conflict with, or constitute (with or without the giving of notice or passage of time or both) a default under any provisions of (i) the Seller's Certificate of Incorporation or By-Laws, or (ii) any order, writ, injunction, judgment, decree, law, statute, rule or regulation applicable to the Seller or to the Purchased Assets or the Business, or (iii) any contract, note, indenture, mortgage, deed of trust or other instrument or agreement to which the Seller is a party or by which it or any of the Purchased Assets is bound or subject.

         SECTION 4.5 TAX MATTERS. There is no tax obligation of the Seller which constitutes or, to the Seller's knowledge, may in the future constitute, a lien on the Purchased Assets, and, if any such lien exists or arises, it will be promptly discharged by the Seller.

         SECTION 4.6 CONTRACTS. Schedule 2.1(d) sets forth a full and complete list of all of the Contracts. Except as indicated on Schedule 2.1(d), the Seller is not in material breach or violation of, or in material default under, any of the Contracts, and the consummation of the transactions contemplated by this Agreement will not constitute a default or breach under any of the. All of the Contracts are in full force and effect and have not been modified or amended in any material respect except as set forth in Schedule 2.1(d).

         SECTION 4.7 LICENSES, PERMITS AND AUTHORIZATIONS. The Seller has obtained all material approvals, authorizations, consents, licenses, franchises, orders, certificates and all other permits of, and has made all material filings with, any Governmental Authority which is required for the ownership of the Purchased Assets or the operation of the Business as presently conducted.

         SECTION 4.8 TITLE TO PURCHASED ASSETS. Except as set forth on Schedule 4.8, the Seller (i) has good and marketable legal title to the Purchased Assets and (ii) shall at the Closing deliver to the Buyer good and marketable legal title to the Purchased Assets free and clear of all title defects, liabilities, obligations, liens, mortgages, security interests, encumbrances, claims or similar adverse interests of any kind or character except for the Assumed Liabilities, and has full right, power and authority to sell, convey and transfer the same in accordance with the terms of this Agreement. The Leases are valid and binding in accordance with their respective terms. Except for such rights and licenses granted to or from the Seller as set forth in Schedule 4.8, no third Person owns any material property, asset or right, tangible or intangible (including, without limitation, any patent, copyright, trade secret or trademark) necessary to the Seller's use of the Purchased Assets or operation of the Business as currently conducted.


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         SECTION 4.9 INTELLECTUAL PROPERTY.

         With respect to the Intellectual Property Rights (as defined below) necessary for the operation of the business as presently conducted (the "Business Intellectual Property Rights"), the Seller represents as follows:

         (a) Schedule 4.9 contains a complete and accurate list of all (i) patented or registered Business Intellectual Property Rights, (ii) pending patent applications and applications for registrations of other Business Intellectual Property Rights filed by the Seller for the Business, and (iii) unregistered trade names and corporate names owned or used by the Seller in the Business. Schedule 4.9 also contains a complete and accurate list of all licenses and other rights granted by the Seller to any third party with respect to any Business Intellectual Property Rights and all licenses and other rights granted by any third party to the Seller with respect to any Business Intellectual Property Rights, in each case identifying the subject Business Intellectual Property Rights.

         (b) To the Seller's knowledge, the Seller owns all right, title and interest in and to, or has the right to use pursuant to a valid license (which is set forth on Schedule 4.9) the Seller's Proprietary Information necessary for the operation of the Business as presently conducted, free and clear of all liens, encumbrances or claims, subject to the licenses set forth in Schedule 4.9.

         (c) There are no pending claims which have been served, or, to the Seller's knowledge, threatened, against the Seller asserting the invalidity, misuse or unenforceability of any of such Business Intellectual Property Rights, and, to the Seller's knowledge, there are no valid grounds for the same. The Seller has not received any notices of, and is not aware of any facts which would reasonably indicate a likelihood of, any infringement by, or conflict with, any third party with respect to such Business Intellectual Property Rights (including, without limitation, any demand or request that the Seller license any rights from a third party). To the Seller's knowledge, the conduct of the Seller's business has not infringed or conflicted with and does not infringe or conflict with any intellectual property rights of others. To the Seller's knowledge, the Business Intellectual Property Rights owned by or licensed to the Seller have not been infringed or conflicted by others.

         (d) For purposes of this Agreement, "INTELLECTUAL PROPERTY RIGHTS" means all (i) patents, patent applications, patent disclosures and inventions,
(ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered and unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information,


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drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

         SECTION 4.10 NO LITIGATION. As of the date hereof, no litigation, investigation or proceeding by or before any court or Governmental Authority or arbitrator is pending or, to the knowledge of the Seller, threatened against the Seller with respect to the Business or affecting the Purchased Assets. The Seller is not a party to or subject to the provisions of any order, writ, injunction, decree or judgment of any Governmental Authority in connection with the ongoing operations of the Business.

         SECTION 4.11 COMPLIANCE WITH LAWS. Neither the ownership of the Purchased Assets nor the operation of the Business, as owned and operated through the date hereof, violates any foreign, federal, state or local law, ordinance, rule or regulation, except for any violation that would not have a material adverse effect on the Purchased Assets or the Business.

         SECTION 4.12 CONDITION OF PURCHASED ASSETS. The personal property included in the Purchased Assets is in good repair and working condition, normal wear and tear excepted, are suited for the uses intended, is, to the Seller's knowledge, in conformity with all applicable laws, ordinances, rules and regulations, and has been maintained in accordance with customary industry practice.

         SECTION 4.13 EMPLOYMENT MATTERS.

         (a) Schedule 4.16 sets forth all of the employees of the Business ("Employees"). The Seller has paid to each of the Employees all amounts of salary and other compensation due or earned through the Closing Date.

         (b) There are no pending, or to the knowledge of the Seller, threatened, union organizing activities with respect to the Employees. There are no pending or, to the knowledge of the Seller, threatened strikes, work stoppages or pending demands for collective bargaining activities with respect to the Employees. The Seller has not received any written or oral notice from any Employee that such Employee intends to terminate his or her employment.

         SECTION 4.14 ACCOUNTS RECEIVABLE. The Assigned Receivables arose in the ordinary course of business and represent valid obligations to the Seller.

         SECTION 4.15 NO CONSENTS REQUIRED. Except as set forth in Schedule 4.15, no consent, authorization, approval, permit or order of, waiver by, or notice or declaration to, or registration, qualification or filing with, any Government Authority or other Person pursuant to any applicable requirement of law or any Contract or Lease is required on the part of Seller in connection with Seller's execution, delivery or performance of this Agreement or the consummation of any of the transactions contemplated hereby which has not been obtained.


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                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller that as of the Closing
Date:

         SECTION 5.1 ORGANIZATION; STANDING. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has the power and authority to own its properties and to carry on its business as presently conducted.

         SECTION 5.2 CORPORATE POWER; AUTHORIZATION. Buyer has the power and authority to execute, deliver and perform this Agreement, and the agreements and instruments to be executed and delivered by it hereunder, and has taken all action necessary to authorize the execution, delivery and performance by the Buyer of this Agreement, and the agreements and instruments to be executed and delivered by it hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery and performance by the Buyer of this Agreement or any agreement or instrument to be executed and delivered by the Buyer hereunder.

         SECTION 5.3 ENFORCEABLE OBLIGATIONS. This Agreement has been, and the agreements and instruments to be executed and delivered by the Buyer hereunder when delivered will be, duly executed and delivered by the Buyer, and this Agreement constitutes, and upon execution and delivery by the Buyer such other agreements and instruments shall constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally or by general principles or equity (regardless of whether enforcement is sought in a proceeding in equity or law).

         SECTION 5.4 NO LEGAL BAR. The execution, delivery and performance by the Buyer of this Agreement does not, and the execution, delivery and performance by the Buyer of the agreements and instruments to be executed and delivered by it hereunder will not, violate, conflict with, or constitute (with or without the giving of notice or passage of time or both) a default under any provisions of (i) the Buyer's Certificate of Formation or LLC Operating Agreement, (ii) any order, writ, injunction, judgment, decree, law, statute, rule or regulation applicable to the Buyer, or (iii) any contract, note, indenture, mortgage, deed of trust or other instrument or agreement to which the Buyer are parties or by which they or any of their assets are bound or subject.



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                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

         SECTION 6.1 MUTUAL COVENANTS OF THE PARTIES.

         (a) POST-CLOSING ANNOUNCEMENT. Following consummation of this transaction, the parties shall agree to a joint press release announcing the transaction, such press release to be drafted by the Seller and subject to the approval of the Buyer, which approval will not be reasonably withheld or delayed.

         (b) FURTHER COVENANTS AND ASSURANCES. At any time and from time to time after the Closing, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. At any time and from time to time after the Closing, the Seller shall execute and deliver or use commercially reasonable efforts to cause to be executed and delivered all such further assignments, documents and instruments of conveyance, as may be required in order to vest in the Buyer title and possession of the Purchased Assets and all ownership interests therein. The parties shall reasonably cooperate in the preparation and filing of Form 8594 with the Internal Revenue Service promptly after the Closing.

         (c) INDEMNIFICATION.

                  (i) BY THE SELLER. The Seller agrees to save, defend and indemnify the Buyer against and hold them harmless from any and all claims, liabilities, damages, deficiencies, costs and expenses, of every kind, nature, and description, fixed or contingent (including, without limitation, reasonable counsel's fees) ("Losses") arising out of third-party claims asserted against Buyer (x) arising out of any breach of any representation and warranty made by the Seller under this Agreement in Sections 4.2, 4.4, 4.6, 4.8 and 4.9, or (y) to pay any Retained Liability.

                  (ii) BY THE BUYER. The Buyer agrees to save, defend and indemnify the Seller against and hold them harmless from any and all Losses arising out of (x) any breach of any representation or warranty, covenant or agreement made by the Buyer under this Agreement, or (y) any Assumed Liability.

                  (iii) LIMITATION ON INDEMNIFICATION. Notwithstanding anything to the contrary set forth in Sections 6.1(c)(i) or 6.1(c)(ii) hereof, (A) neither party shall be liable to indemnify the other party in respect of any Losses, until the aggregate amount of Losses subject to indemnification by such party exceeds the sum of $25,000, and thereafter, the indemnifying party shall be liable to indemnify the other party for the full amount of all Losses above said $25,000. Neither party shall be liable to indemnify the other party for any Losses unless claim or demand therefore shall have been made within one year following the execution of this Agreement and (B) the maximum aggregate amount of Losses for which either party may claim indemnification under this Section 6.1(c) shall not exceed a total of [amount of Assigned Receivables plus Cash].



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         (d) DEFENSE OF CLAIMS.

                  (i) Should any claim, action or proceeding by or involving a third party arise after the Closing Date for which a party hereto (the "Indemnifying Party") has an indemnification obligation under the terms of this Agreement, the other party (the "Indemnified Party") shall notify the Indemnifying Party within a reasonable time after such claim, action or proceeding arises and is known to the Indemnified Party (provided that the failure to give timely notice shall not affect the right to indemnification hereunder except to the extent that the Indemnifying Party is actually damaged or prejudiced by such delay), and if the Indemnifying Party shall admit in writing its indemnification obligation to the Indemnified Party in respect thereof, the Indemnified Party shall give the Indemnifying Party a reasonable opportunity:

                  (w) to take part in any examination of the books and record of the Indemnified Party;

                  (x) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnified Party or prosecute any claim, action, counterclaim or other proceeding with respect thereto;

                  (y) to take all other required steps or proceedings to settle or defend any such claim, action or proceeding; and

                  (z) to employ counsel to contest any such claim, action or proceeding in the name of the Indemnified Party, or otherwise.

         The expenses of all proceedings, contests or lawsuits with respect to such claims or actions shall be borne by the Indemnifying Party. If the Indemnifying Party wishes to assume the defense of any such claim or action, it shall give written notice to the Indemnified Party admitting its indemnification obligation to the Indemnified Party and stating that it intends to assume such defense within 15 days after notice from the Indemnified Party of such claim or action (unless the claim or action reasonably requires a response in less than 15 days after notice thereof is given to the Indemnifying Party, in which event it shall notify the Indemnified Party at least five days prior to such reasonably required response date), and the Indemnifying Party shall thereafter assume the defense of such claim or action, through counsel reasonably satisfactory to the Indemnified Party; provided that the Indemnified Party may participate in any such defense at its own expense. The Indemnified Party shall afford the Indemnifying Party's counsel designated by it and other authorized representatives reasonable access during normal business hours to all books, records, offices and other facilities and properties of the Indemnified Party, and to the personnel of the Indemnified Party, and shall otherwise use all reasonable efforts to cooperate with the Indemnifying Party, such counsel and such other authorized representatives in connection with the exercise of the rights of the Indemnifying Party pursuant to this Section 6.1(d).

                  (ii) If the Indemnifying Party shall not assume the defense of any such claim or action, the Indemnified Party, after giving notice to the Indemnifying Party, may defend against any such claim or action in such manner as it may deem appropriate, and the Indemnified Party may settle such claim or action on such terms as it may deem appropriate (but not sooner than 15 days after notifying the Indemnifying Party of such proposed settlement and the terms thereof and giving the Indemnifying Party the opportunity to admit its indemnification obligation, reject the settlement and assume the defense), and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all expenses, legal and otherwise, reasonably and necessarily incurred by the Indemnified Party in connection with the defense against and settlement of such claim or action. If no settlement of such claim or action is made, the Indemnifying Party shall satisfy any judgment rendered with respect to such claim or in such action, before the Indemnified Party is required to do so, and pay all expenses, legal or otherwise, reasonably and necessarily incurred by the Indemnified Party in the defense against such claim or litigation.

                  (iii) If a judgment is rendered against an Indemnified Party in any action covered by the indemnification hereunder, or any lien attaches to any of the assets of an Indemnified Party, the Indemnifying Party, immediately upon such entry or attachment, shall pay such judgment in full or discharge such lien unless, at the Indemnifying Party's expense and direction, an appeal is taken under which the execution of the judgment or satisfaction of the lien is stayed. If and when a final judgment is rendered in any such action, the Indemnifying Party shall forthwith pay such judgment or discharge such lien before the Indemnified Party is compelled to do so.

                  (iv) The obligation of the Indemnifying Party to defend, indemnify, and pay costs, expenses, settlements, judgments and any other amounts under this Section 6.1(d) are subject to the limitations set forth in Section 6.1(c)(iii).

         (e) WORKERS' COMPENSATION. The Seller will retain responsibility for workers' compensation claims by Transferred Employees pending as of the Closing Date or arising as a result of events occurring or conditions caused solely on or prior to the Closing Date.

         (f) COLLECTION OF SHARED RECEIVABLES.

                  (i) The Buyer and the Seller agree that the collection of Assigned Receivables which arose on or after June 8, 2001 up to and including the Closing Date (the "Shared Receivables") shall be split 75.4% for the Buyer and 24.6% for the Seller. The 24.6% payment to the Seller shall cover any commissions payable with respect to the Shared Receivables. The Seller shall be solely responsible for the payment of such commission and the Buyer shall not be required to pay any amounts regarding such commissions. For purposes of identifying Assigned Receivables which are to be treated as Shared Receivables, the Buyer and the Seller agree that to be treated as a Shared Receivable, the Seller must have received a binding purchase order from the customer with respect to such receivable before the Closing.

                  (ii) The Buyer agrees to collect such Shared Receivable using reasonable collection efforts no less diligent than the collection efforts which the Buyer generally employs. The Buyer agrees that it will pay to the Seller the Seller's portion of the Shared Receivables within [10] business days after the end of the month in which such Shared Receivable was collected. The Buyer shall accompany each payment with a report identifying the Shared Receivables for which payment is being made; provided that if the Seller collects any Shared Receivables, the Seller will be entitled to retain 24.6% of such Shared Receivable, and will promptly turn over the balance of such Shared Receivable to the Buyer.

                  (iii) The Seller and the Buyer agree to reasonably cooperate after the Closing so that if the Seller collects or collected any of the Assigned Receivables, it will promptly turn over such collections to the Buyer, and if the Buyer collects any receivables of the Seller which are not Assigned Receivables, it will promptly turn over such collections to the Seller.

         (g) OBLIGATION TO OBTAIN LANDLORD'S CONSENT TO SUBLEASE. The Seller and the Buyer agree to reasonably cooperate after the Closing to obtain landlord's consent within 90 days after the Closing to enter into the sublease agreement attached hereto as Exhibit C. Seller will allow Buyer to use the premises of the business (the "Premises") as described in Exhibit C for 90 days after the Closing. Should the landlord withhold the required consent, Buyer will vacate the Premises within such 90 day period.

         SECTION 6.2 COVENANTS OF THE BUYER. The Buyer hereby covenants and agrees with the Seller that:

         (a) EMPLOYMENT OF EMPLOYEES. The Buyer agrees to offer employment immediately after the Closing to the employees set forth on Schedule 6.2 (the "Transferred Employees"). Such offer of employment shall include provision for salary at rates not less than the rates of salary in effect for such Transferred Employees on the Closing Date. The covenant of the Buyer in this Section 6.2(a) is not intended to create any right in any of the Transferred Employees or their heirs, executors, beneficiaries or personal representatives.

         (b) NONCOMPETITION AGREEMENT. Except as provided to the contrary below, the Buyer agrees with the Seller that for a period of five years after the Closing, the Buyer shall not directly or indirectly, compete with the Seller's in the business of developing, selling or licensing software tools to enable third parties to develop or support content; provided however that the foregoing covenant shall not apply with respect to the ownership or acquisition of up to 5% by the Buyer of any publicly-traded entity which is engaged in the business described in the foregoing covenant. The Buyer further agrees that for a period of one year after the Closing, it will not, without the written consent of the Seller, solicit (i) for employment any of the employees of the Seller (other than the Transferred Employees) and (ii) for the sale of products or services to any customers of the Seller set forth on Schedule 6.2(b).

         (c) UNASSIGNABLE LICENSES. Buyer acknowledges that certain software licensed to Seller by Verity, Inc., certain content licensed to Seller by Microsoft and certain services provided by GTE are necessary to operate the Business as currently conducted, but that Seller does not have the right to grant Buyer any rights in such software and content. Seller grants to Buyer no rights in such software and content, and Seller shall have no obligation to deliver such software and content to Buyer. Buyer shall be responsible for obtaining licenses to use such software and content directly from the applicable licensor. Buyer also acknowledges that certain content license to Seller by 3Com and KnowledgeView are necessary to operate the Business as currently conducted, and that Seller may not assign the applicable license agreements without the consent of the applicable licensors. Buyer agrees that it will make no use of the software and content described above unless and until an appropriate license agreement or consent to assignment is in effect. Buyer agrees to save, defend and indemnify Seller against and hold it harmless from any and all claims, liabilities, damages, deficiencies, costs and expenses, of every kind, nature, and description, fixed or contingent (including, without limitation, reasonable attorneys' fees) arising out of third party claims asserted against Seller that are based upon Buyer's use, distribution or other exploitation of such software, content or services.


         SECTION 6.3 COVENANTS OF THE SELLER.

         (a) NONCOMPETITION AGREEMENT. Except as provided to the contrary below, the Seller agrees with the Buyer that the Seller shall not, directly or indirectly, compete with the Business as conducted as of the Closing provided, however, that the foregoing covenant shall not apply with respect to the ownership or acquisition of up to 5% by the Seller of any publicly traded entity which is engaged in the business described in the foregoing covenant, and provided further that the covenant contained in this Section 6.3(a) shall terminate upon the earlier of (a) two years from the Closing Date and (b) the closing date of the sale of all or substantially all of the assets or capital stock of the Seller to a third party, including a merger or consolidation after which the former shareholders of the Seller own less than a majority of the voting capital stock of the surviving entity.

         (b) TAX MATTER. The Seller agrees not to file any Tax Return in which the position is taken, directly or indirectly, that the Seller should be deemed to have paid any amount to the Buyer in exchange for the Buyer's assumption of any liability related to any pre-paid income, or otherwise claim an income tax deduction relating to such items.

                                  ARTICLE VII

                                 MISCELLANEOUS

         SECTION 7.1 EXPENSES. All expenses incurred by or on behalf of the parties hereto in connection with this Agreement, including, without limitation, all fees and expenses of agents, brokers, counsel and accountants, shall be borne solely by the party who has incurred the charge, and the other party hereto shall not have any responsibility with respect thereto.

         SECTION 7.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally; (b) on the date of transmission if sent via facsimile transmission to the facsimile number given below and with confirmation of receipt; (c) on the next business day after timely delivery to a reputable nationally recognized overnight courier service; or (d) three business days after being timely mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) If to the Buyer:

                  Mark S. Finkel
                  RightAnswers LLC
                  182 Hillside Avenue
                  Englewood, New Jersey  07631
                  Facsimile: 201.541.8321

         With copies to:

                   Alan J. Bernstein, Esq.
                   Carter, Ledyard & Milburn
                   2 Wall Street
                   New York,  NY 10005
                   Facsimile: 212.732.3232

         (b) If to the Seller, to:

                   Mark Tapling
                   ServiceWare Technologies, Inc.
                   333 Allegheny Avenue
                   Oakmont, Pennsylvania  15139
                   Facsimile: 412.826.0577

         With copies to:

                  Marlee S. Myers, Esq.
                  Morgan, Lewis & Bockius LLP
                  One Oxford Centre
                  Thirty-Second Floor
                  Pittsburgh, PA 15219-6401
                  Facsimile: 412.560.3399

or to such other address as shall be specified by a party by notice to the other party pursuant to this Section 7.2.

         SECTION 7.3 ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire agreement and understanding between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether written or oral. No amendment, supplement, or modification of this Agreement shall be binding or effective unless executed in writing and signed on behalf of each party.

         SECTION 7.4 GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be governed and construed under the substantive laws of the State of Delaware, without reference to conflicts of laws principles.

         SECTION 7.5 CAPTIONS. All captions contained in this Agreement are for convenience of reference only, are not deemed part of the content of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 7.6 ASSIGNMENT. No party may assign this Agreement or any rights or obligations hereunder (including by sale of stock or operation of law in connection with a merger) without first obtaining the written consent of the other party; provided, however, that the Buyer may assign its rights hereunder, in whole or in part, to any Affiliate of the Buyer. Any attempted or purported assignment by either party in violation of this Section 7.6 shall be null and void.

         SECTION 7.7 BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties hereto and nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, other than the parties and successors and assigns permitted by Section 7.6, any right, remedy or claim under or by reason of this Agreement.

         SECTION 7.8 WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         SECTION 7.9 PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable laws, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegally or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

         SECTION 7.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         SECTION 7.11 INTERPRETATION. The parties acknowledge and agree that (i) each party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its revision, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

         SECTION 7.12 THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                             RIGHTANSWERS LLC


                                             By:  /s/ Mark Finkel
                                                --------------------------------
                                                Name: Mark Finkel
                                                Title: President



                                             SERVICEWARE TECHNOLOGIES, INC.


                                             By:  /s/ Mark E. Tapling
                                                --------------------------------
                                                Name: Mark E. Tapling
                                                Title:  President and CEO

Schedules

Furniture, Machinery and Equipment.....................................2.1(a)

Leased Equipment.......................................................2.1(b)

Accounts Receivable....................................................2.1(c)

Contracts..............................................................2.1(d)

Certain Liabilities....................................................2.4(A)

Certain Contracts......................................................2.4(B)

Title to Purchased Assets..............................................4.8

Intellectual Property Rights...........................................4.9

Employees..............................................................4.13

Consents...............................................................4.15

Employment.............................................................6.2

Noncompetition/Customers...............................................6.2(b)


Exhibits

License Agreement......................................................Exhibit A

Assignment and Assumption Agreement....................................Exhibit B

Sublease...............................................................Exhibit C

Bill of Sale...........................................................Exhibit D



         The registrant agrees to furnish supplementally a copy of each omitted schedule or exhibit to the Securities and Exchange Commission upon request.